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Prospectus Supplement No. 1                         Filed Pursuant to Rule 424B3
(To Prospectus dated August 15, 2003)                        File No. 333-105040



                          PROSPECTUS SUPPLEMENT 8/29/03


         Page 1, first paragraph under "The Fund and Its Business":

         Telephone number for the Index Fund has been changed to (312) 264-4375. Beeland Management Co., general partner of the Index Fund, has changed its telephone number similarly and such change should be noted on page 3, second to the last paragraph, and on page 35, last paragraph under Beeland Management Co., L.L.C.


         Page 42, last paragraph on page, should read as follows:

Man Financial is registered under the Commodity Exchange Act, as amended, as a futures commission merchant and a commodity pool operator, and is a member of the National Futures Association in such capacities. Man Financial's subsidiary Man Securities Inc. is registered with the National Association of Securities Dealers, Inc. as a broker-dealer. Companies and affiliates within the Man Group are members of major futures and securities exchanges worldwide. Man Financial's main office is located at One Financial Place, 440 South LaSalle Street, 20th Floor, Chicago, Illinois 60604. Man Financial's telephone number at such location is (312) 663-7500.